Exhibit 10.18

EXECUTION VERSION

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into effective as of December 31, 2019, by and among Dennis Bonnen (“EXECUTIVE”), and Heritage Bank (“BANK”). EXECUTIVE and BANK are sometimes referred to herein as a “party” and collectively as the “parties.” EXECUTIVE understands that in order to receive the consideration set forth herein, he must execute and return this Agreement to the BANK by December 31, 2019 by 11:59 p.m.

RECITALS

WHEREAS, Heritage Bancorp, Inc., the parent of the BANK (“HERITAGE”), is party to that certain Agreement and Plan of Reorganization, dated August 27, 2019 (the “MERGER AGREEMENT”), with Third Coast Bancshares, Inc. (“THIRD COAST BANCSHARES”), and a wholly owned merger subsidiary of THIRD COAST BANCSHARES (“MERGER SUB”);

WHEREAS, pursuant to the terms of the MERGER AGREEMENT, MERGER SUB will merge with and into HERITAGE, with HERITAGE surviving the merger as a wholly owned subsidiary of THIRD COAST BANCSHARES (the “MERGER”);

WHEREAS, following the MERGER, HERITAGE will merge with and into THIRD COAST BANCSHARES, with THIRD COAST BANCSHARES surviving (the “SECOND STEP MERGER”);

WHEREAS, following the SECOND STEP MERGER, the BANK will merge with and into Third Coast Bank, SSB (“THIRD COAST BANK”), with THIRD COAST BANK surviving (the “BANK MERGER”);

WHEREAS, in connection with the entry into the MERGER AGREEMENT, EXECUTIVE and THIRD COAST BANK entered into that certain Employment Agreement, dated August 27, 2019 (the “EMPLOYMENT AGREEMENT”);

WHEREAS, each of the parties to the EMPLOYMENT AGREEMENT has agreed that it is in the best interest of parties thereto and the BANK to terminate the EMPLOYMENT AGREEMENT and to restructure the arrangement with EXECUTIVE;

WHEREAS, in lieu of the EMPLOYMENT AGREEMENT, EXECUTIVE has agreed to enter into this AGREEMENT;

WHEREAS, the BANK and EXECUTIVE agree that EXECUTIVE shall cease to be an employee of the BANK effective as of 11:59 p.m., Central Time, on December 31, 2019 (the “SEPARATION DATE”);

WHEREAS, contemporaneously with the execution of this Agreement, EXECUTIVE and THIRD COAST BANK are entering into a letter agreement that provides that the EMPLOYMENT AGREEMENT is void, ab initio;

WHEREAS, should the MERGER or BANK MERGER not occur for any reason, this Agreement and all covenants contained herein (including but not limited to the cessation of EXECUTIVE’s employment with Heritage) shall be null and void; and

WHEREAS, the parties now desire to enter into this Agreement for the purpose of providing for the orderly separation of service as an employee of the BANK.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

CESSATION OF EMPLOYMENT

1.	Cessation of Employment. EXECUTIVE and BANK acknowledge and agree:

a. This Agreement shall become effective at 12:01 a.m. of the eighth (8th) day following the date EXECUTIVE executes this Agreement unless EXECUTIVE otherwise provides written notice of revocation in accordance with Section 15 within the seven (7) day revocation period (the “EFFECTIVE DATE”).

b. EXECUTIVE’s employment Chairman and Chief Executive Officer of the BANK and from all other positions he may hold with BANK, HERITAGE and any of their respective subsidiaries and affiliates (whether as an officer, manager, director, managing director, employee, or otherwise) shall cease and EXECUTIVE shall no longer hold such positions as of the SEPARATION DATE.

CONSIDERATION

2. Separation Payments. In consideration of EXECUTIVE’s execution of this Agreement, and his other agreements contained herein, including in Sections 3, 7, 9, 11, 12 and 13 BANK will pay EXECUTIVE the following (collectively referred to the “SEPARATION PAYMENTS”):

a. Cash Payment. An aggregate cash payment in an amount equal to ONE MILLION DOLLARS AND 00/100 ($1,000,000.00) to be paid over three (3) consecutive years. The first two installments of $333,333.00 will be paid once a year, commencing annually on January 15th after the EFFECTIVE DATE. The third installment of $334,000.00 in the third year will be paid in quarterly amounts of $83,500.00, commencing on January 15, 2022 with subsequent payments on April 15, 2022, July 15, 2022 and October 15, 2022.

b. Tax Withholding. BANK acknowledges and agrees taxes will be withheld from the payments set forth in this section and EXECUTIVE will receive an Internal Revenue Service Form W-2 for the payments set forth in this section.

3. Covenant Not to Sue:

a. EXECUTIVE represents that he has not initiated any action or charge against BANK or any of its predecessors, successors, parents, subsidiaries, affiliates, agents, assigns, representatives or their present or former directors, officers, employees or agents with any federal, state or local court or administrative agency.

b. BANK represents that neither BANK nor any of its parents, subsidiaries, affiliates, representatives, directors, officers, employees or agents has initiated any action or charge against EXECUTIVE with any federal, state or local court or administrative agency.

c. Nothing in this Agreement shall prohibit EXECUTIVE or BANK from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Further, this Agreement does not limit EXECUTIVE’s or BANK’s right to receive an award for information provided to the Securities and Exchange Commission or any other securities regulatory agency or authority. However, each of EXECUTIVE and BANK represents that he or it is unaware of any act or omission on his or its part that may constitute a violation of any law, nor does EXECUTIVE or BANK know of any basis on which any third party or governmental entity could assert such a claim.

ADDITIONAL PROVISIONS AND COVENANTS

4. EXECUTIVE Board Service: Nothing in this Agreement, shall amend or modify any of the terms of the MERGER AGREEMENT, including Section 6.13 of the MERGER AGREEMENT and Confidential Schedule 6.13 thereto.

5. EXECUTIVE’S Heritage Bank Options: BANK acknowledges and agrees that nothing in this Agreement shall impair or diminish EXECUTIVE’S rights to the Heritage Bank Stock Plan referenced in Section 1.11 of the MERGER AGREEMENT.

6. Reporting: Nothing in this Agreement shall prohibit EXECUTIVE from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation or the applicable laws of Canada. Further, this Agreement does not limit EXECUTIVE’s right to receive an award for information provided to the Securities and Exchange Commission or any other securities regulatory agency or authority. However, EXECUTIVE represents that he is unaware of any act or omission on EXECUTIVE’s part or the part of BANK that may constitute a violation of any law, nor does he know of any basis on which any third party or governmental entity could assert such a claim.

7. Tax Consequences: EXECUTIVE acknowledges and agrees that BANK and its legal counsel have made no representations regarding the proper tax treatment of the payments set out in Section 2. EXECUTIVE COVENANTS AND AGREES TO DEFEND AND INDEMNIFY AND HOLD HARMLESS BANK AND ITS SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY TAXES, FINES, PENALTIES, INTEREST, SUITS, CLAIMS, DEMANDS, LIENS, PROCEEDINGS, AND ANY OTHER LIABILITY RELATING TO THE PAYMENTS SET OUT IN SECTION 2 THAT MAY BE ASSESSED AGAINST EXECUTIVE’S INCOME OR PROPERTY (EXCLUDING TAX WITHHOLDINGS AND FINES, PENALTIES, INTEREST, SUITS, CLAIMS, DEMANDS, LIENS AND PROCEEDINGS RELATED TO TAX WITHHOLDINGS, WHICH ARE THE SOLE RESPONSIBILITY OF BANK).

8. Section 409A. EXECUTIVE certifies, acknowledges and agrees that he has been provided the opportunity to consult with legal counsel and that in no event whatsoever shall BANK be liable for any additional tax, interest or penalty that may be imposed on EXECUTIVE by Code Section 409A or damages for failing to comply with Code Section 409A in connection with this Agreement.

9. Confidentiality of Agreement. EXECUTIVE and BANK agree to keep this Agreement and each of its terms completely confidential; however, any party may disclose the terms of this Agreement to such party’s attorneys, accountant, spouse, or as otherwise required by law.

10. Intentionally Omitted.

11. Confidentiality of BANK Information. EXECUTIVE shall keep in strict confidence, and will not, directly or indirectly, at any time after EXECUTIVE’S employment with the BANK, disclose, furnish, disseminate, make available, or use any trade secrets or confidential business and technical information of the BANK or its customers or vendors, without limitation as to when or how EXECUTIVE may have acquired such information. Such confidential information shall include, without limitation, the BANK’S unique selling, and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. EXECUTIVE specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in EXECUTIVE’S mind or memory and whether compiled by the BANK, and/or EXECUTIVE, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the BANK to maintain the secrecy of such information, that such information is the sole property of the BANK and that any retention and use of such information by EXECUTIVE after the termination of EXECUTIVE’S employment shall constitute a misappropriation of the BANK’S trade secrets. Nothing in this Agreement prevents EXECUTIVE from providing, without prior notice to the BANK, information to governmental or administrative authorities regarding possible violations of law or otherwise testifying or participating in any investigation or proceeding by any governmental or administrative authorities regarding possible violations of law.

12. Non-Competition. As an inducement for the parties to enter into this Agreement, the parties hereof agree that for a period of three (3) years following the SEPARATION DATE, EXECUTIVE will not: (i) enter into or engage in any business which competes with BANK’S business within the Restricted Territory (as defined in Section 12(d)); (ii) call on, service or solicit customers, business, or patronage, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the BANK’s business within the Restricted Territory; (iii) divert, entice or otherwise take away, directly or indirectly, any customers, business, or patronage or orders of the BANK within the Restricted Territory, or attempt to do so; or (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the BANK’s business within the Restricted Territory. If it shall be judicially determined that EXECUTIVE violated any of EXECUTIVE’s obligations under Section 12, then the period applicable to each obligation that EXECUTIVE shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred. The terms of Section 12 are defined as follows:

a.

Indirect Competition: EXECUTIVE will be in violation thereof if EXECUTIVE engages in any or all of the activities set forth therein directly as an individual on EXECUTIVE’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which EXECUTIVE or EXECUTIVE’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

b.

The BANK: For the purposes of this Section 12, the BANK shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the BANK for which EXECUTIVE worked or had responsibility at the time of separation of EXECUTIVE’s employment and at any time during the two (2) year period prior to such separation.

c.

The BANK’s Business: For the purposes of this Agreement, the “BANK’s business” means managing, operating, controlling, participating in and carrying on domestic, international, personal and commercial banking services, including investment, trust, fiduciary, factoring and estate planning.

d.

Restricted Territory: For the purposes of this Agreement, the “Restricted Territory” shall mean: (i) the geographic area(s) within a fifty (50) mile radius of (A) the BANK’s location(s) as of the SEPARATION DATE, and (B) the THIRD COAST BANK’s location(s) as of the SEPARATION DATE; and (ii) all of the specific customer accounts, whether within or outside of the geographic area described in (i) above, with which EXECUTIVE had any contact or for which EXECUTIVE had any responsibility (either direct or supervisory) at the

SEPARATION DATE and at any time during the one (1) year period prior to such SEPARATION DATE.

e.

Extension: If it shall be judicially determined that EXECUTIVE has violated any of EXECUTIVE’s obligations under Sections 11, 12, and 13 of this Agreement, then the period applicable to each obligation that EXECUTIVE shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

13. Non-Solicitation. EXECUTIVE will not directly or indirectly for a period of three (3) years following the SEPARATION DATE for any reason, attempt to disrupt, damage, impair or interfere with the BANK’s business by solicit, recruit, attempts to hire or recruit, or induce the termination of employment of any of the BANK’s employees or customers, or by disrupting the relationship between the BANK and any of its consultants, agents, representatives, vendors, or customers. BANK acknowledges that this covenant is necessary to enable the BANK to maintain a stable workforce and remain in business.

14. Acknowledgement. EXECUTIVE acknowledges that he has fully informed himself of the terms, contents, conditions and effects of this Agreement and that, in executing this Agreement, he does not rely and has not relied upon any representation (oral or written) or statement made by BANK any of its subsidiaries and affiliates, or any of its representatives, including, but not limited to, any representation or statement with regard to the subject matter, basis, or effect of this Agreement. EXECUTIVE further acknowledges the following: that he has been advised to consult with an attorney prior to executing this Agreement; that he is of sound mind and otherwise competent to execute this Agreement; and that he is entering into this Agreement knowingly and voluntarily and without any undue influence or pressures.

15. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, or (c) one day after transmission if sent by facsimile transmission or electronic mail with confirmation of transmission to Attn: Bank President, c/o Heritage Bank, 1850 Pearland Parkway Pearland, Texas 77581 or to Dennis Bonnen,                                         .

16. Applicable Law; Mediation and Arbitration. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be addressed first through confidential mediation, and if that fails, through confidential and binding arbitration. Any such mediation shall take place in Texas before a single mediator selected by the agreement of the parties. BANK shall bear all fees and expenses of the mediator. The parties shall bear the expense of their own attorneys’ fees. If the mediation fails to result in a prompt settlement, the arbitration shall be conducted in Texas by one arbitrator who is designated in accordance with the then current employment rules and procedures of the American

Arbitration Association. The arbitrator shall prepare and publish a reasoned award. Each of the parties hereto shall bear their own, respective, costs of such arbitration.

As the sole exception to the exclusive and binding nature of the arbitration commitment set forth above, the parties agree that BANK shall have the right to initiate an action in a court of competent jurisdiction located in Houston, Texas regarding enforceability of this Section and to request temporary, preliminary, and permanent injunctive or other equitable relief, including, without limitation, specific performance, without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond or giving notice to the maximum extent permitted by law. However, nothing in this Section should be construed to constitute a waiver of the parties’ rights and obligations to arbitrate regarding matters other than those specifically addressed in this Section.

17. No Waiver. No failure by a party at any time to give notice of any breach by another party of, or to require compliance with, any condition or provision of this Agreement shall be deemed to be a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18. Severability. If any provision of this Agreement is determined to be invalid or unenforceable, then (a) the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect and (b) the provision held to be invalid or unenforceable will be limited or modified in its application to the minimum extent necessary to avoid the invalidity or unenforceability (specifically including the provisions of Section 4 hereto), and, as so limited or modified, the provision and the balance of this Agreement will be enforceable in accordance with its terms.

19. Assumption upon Change of Control. In the event there is a Change of Control (as defined below) of THIRD COAST BANK, then THIRD COAST BANK shall obtain from the successor to THIRD COAST BANK an agreement to assume and to perform this AGREEMENT in the same manner and to the same extent that THIRD COAST BANK would be required to perform if no Change of Control had taken place; provided that, in the event the successor does not (a) assume this Agreement as required by this Section 19 or (b) the successor does not punctually perform BANK’s obligations hereunder, then any amount due and unpaid pursuant to Section 2 hereto shall become due and payable within thirty (30) days of successor’s receipt of written notice of non-performance if not cured by the expiration of such thirty-day period.

For purposes of this Agreement, “Change of Control” shall mean the sale of all or substantially all the assets of THIRD COAST BANK; any merger, consolidation or acquisition of THIRD COAST BANK with, by or into another entity in which THIRD COAST BANK is not the surviving entity; or any change in the ownership of more than fifty percent (50%) of the voting stock of THIRD COAST BANK in one or more related transactions. The MERGER shall not constitute a Change of Control for purposes of this Agreement.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

21. Headings. The section and paragraph headings in this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes.

22. Successors; Assigns. This Agreement shall be binding upon and inure to the benefit of BANK and any successor or assign thereof, including THIRD COAST BANK following the BANK MERGER. This Agreement is personal to EXECUTIVE and shall not be assigned by EXECUTIVE without the explicit written consent of the other parties hereto; provided, that none of the MERGER, the SECOND STEP MERGER or the BANK MERGER shall be considered an assignment and each of the MERGER, the SECOND STEP MERGER or the BANK MERGER are expressly permitted by this Agreement.

23. Entire Agreement, Amendment, Binding Effect. This Agreement, together with that certain letter agreement, dated as of the date hereof, between Dennis Bonnen and Third Coast Bank, SSB, constitutes the entire agreement of the parties with regard to the subject matter hereof. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement supersedes all other agreements between or among the parties, unless specifically modified or incorporated by reference by this Agreement.

24. Injunctive Relief. Each party acknowledges and agrees that the covenants, obligations and agreements of such party contained in this Agreement concern special, unique and extraordinary matters and that a violation of any of the terms of these covenants, obligations or agreements will cause the non-breaching party irreparable injury for which adequate remedies at law are not available. Therefore, each party agrees that all parties to this Agreement will be entitled to an injunction, restraining order, or all other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such party from committing any violation of the covenants, obligations or agreements referred to in this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies a party may have against any other party.

25. Return of Company Property. With the exception of EXECUTIVE’s cell phone, iPad, computer and personal effects, EXECUTIVE agrees that upon the SEPARATION DATE, EXECUTIVE shall return to the BANK, in good condition, all property of the BANK, including, without limitation, any keys or keycards, work papers, reports, drawing, photographs, negatives, prototypes, and the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or related to any other confidential information as defined herein, whether in hard copy or generated and maintained on any form of electronic media. In the event that such items are not so returned, the BANK will have the right to charge EXECUTIVE for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering property. Notwithstanding anything to the contrary herein, the BANK acknowledges and agrees that

EXECUTIVE shall receive title and ownership to the 2018 Ford Raptor VIN                         , currently or previously titled to HERITAGE.

26. Incorporation of Recitals. The parties hereto acknowledge and agree that the recitals are incorporated in and made a part of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Heritage Bank

By:	/s/ Randy Ellis
Randy Ellis
Chair of Compensation Committee (with Approval and authorization of Board of Directors)

Date:	December 31, 2019

Dennis Bonnen

/s/ Dennis Bonnen
Dennis Bonnen, individually
Date:	12 - 30 - 19

EXECUTED this 31st day of December, 2019.

[Signature Page to Separation Agreement]